As filed with the Securities and Exchange Commission on August 17, 2020

Registration No. 333-220309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Franklin Financial Network, Inc.

(FB Financial Corporation as successor by merger to Franklin Financial Network, Inc.)

(Exact name of Registrant as specified in its charter)

Tennessee	20-8839445
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o FB Financial Corporation

Christopher T. Holmes

President and Chief Executive Officer

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 564-1212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Beth W. Sims

General Counsel and Corporate Secretary

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 564-1212

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-3, File No. 333-220309 (the “Registration Statement”), of Franklin Financial Network, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on September 1, 2017, and that registered the offer and sale of up to $150 million of shares of the Company’s common stock, preferred stock, debt securities, warrants, depositary shares, purchase contracts, rights and units (collectively, the “Securities”).

Effective August 15, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 21, 2020, by and among the Company, FB Financial Corporation, a Tennessee corporation (“FB Financial”), and Paisley Acquisition Corporation, a Tennessee corporation and a direct, wholly-owned subsidiary of FB Financial (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Immediately following the Merger, the Company merged with and into FB Financial, with FB Financial continuing as the surviving entity (together with the Merger, the “Transaction”).

As a result of the Transaction, the Company has terminated any and all offerings of the Securities pursuant to the Registration Statement. Accordingly, FB Financial, as successor to the Company, hereby removes from registration all Securities registered under the Registration Statement but unsold as of the date hereof, in accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, FB Financial Corporation, as successor by merger to Franklin Financial Network, Inc., certifies that it has reasonable grounds to believe that Franklin Financial Network, Inc. meets all of the requirements for filing on Form S-3 and that FB Financial Corporation has duly caused this Post-Effective Amendment to the Registration Statement to be signed on Franklin Financial Network, Inc.’s behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 17, 2020.

FB FINANCIAL CORPORATION,
as successor by merger to Franklin Financial Network, Inc.

By:	/s/ Michael Mettee
Michael Mettee
Interim Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.